Exhibit 5.1

November 12, 2007

Progressive Gaming International Corporation

920 Pilot Road

Las Vegas, NV 89119

Ladies and Gentlemen:

I am general counsel to Progressive Gaming International Corporation, a Nevada corporation (the “Company”). You have requested my opinion with respect to certain matters in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of $7,500,000 of shares of common stock, par value $0.10 per share (“Common Stock”), of the Company (the “Shares”). The Shares are being registered for offering and sale from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Securities Act Rules”). The Registration Statement incorporates by reference the Registration Statement on Form S-3 (No. 333-146836) which was declared effective on November 6, 2006, including the prospectus which forms a part of such Registration Statement (the “Prospectus”), as supplemented from time to time by one or more prospectus supplements (each, a “Prospectus Supplement”).

In connection with this opinion, I have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. I have also assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock is authorized and reserved or available for issuance and that the consideration for the issuance and sale of such shares of Common Stock is not less than the par value of the Common Stock, and that, prior to any offering and sale of the Shares, the Company’s board of directors (the “Board”), including any appropriate committee appointed thereby, will duly authorize the price at which the Shares are to be issued and sold.

I am admitted to practice law in the State of Nevada and I express no opinions as to matters under or involving any laws other than the laws of the State of Nevada and the federal laws of the United States.

On the basis of the foregoing, and in reliance thereon, subject to the qualifications herein stated, I am of the opinion that, with respect to any offering of the Shares, (i) when the Registration Statement has become effective; (ii) when the Prospectus and any Prospectus Supplement(s) required by applicable laws have been delivered as required by such laws; (iii) if the Shares are to be sold pursuant to a purchase, underwriting or similar agreement, such agreement has been duly authorized, executed and delivered by the Company and the other parties thereto and has become a valid and binding agreement of the Company; (iv) when the Board, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance and terms of the Shares and related matters; and (v) if the issuance and sale of the Shares do not violate any applicable law or the Company’s operative Amended and Restated Articles of Incorporation, as amended, or Amended and Restated Bylaws or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, then the Shares, when issued and sold in accordance with a duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Robert B. Ziems
Robert B. Ziems Executive Vice President and General Counsel